Exhibit 5.1

March 10, 2026

Shoulder Innovations, Inc. 1535 Steele Avenue SW, Suite B Grand Rapids, Michigan 49507

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Shoulder Innovations, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 1,236,307 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued by the Company pursuant to awards under the (a) Shoulder Innovations, Inc. 2025 Incentive Award Plan (the “2025 Incentive Plan”), and (b) the Shoulder Innovations, Inc. 2025 Employee Stock Purchase Plan (the “ESPP,” and together with the 2025 Incentive Plan, the “Plans”).
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware and, with respect to the opinion set forth herein, insofar as it relates to any Delaware law, we have limited our review to standard compilations available to us of the DGCL, which we have assumed to be accurate and complete, and we have not reviewed case law.
In rendering the opinion set forth herein, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the 2025 Incentive Plan or the ESPP, as applicable. The Company has represented to us, and we have also assumed, that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock, including the Shares, for issuance under the Plans and will keep such reserve available at all times to enable the Company to issue and deliver the Shares upon the settlement of awards under the Plans.
Based upon, subject to and limited by the foregoing, and based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be issued by the Company under the Plans pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the 2025 Incentive Plan or the ESPP, as applicable, and the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

March 10, 2026

This opinion letter speaks only as of its date. We do not undertake any obligation to advise you or any other party of changes of law or fact that occur after the date of this opinion letter – even though the change may affect the legal analysis or legal conclusion in this opinion letter.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,

                        /s/ Honigman LLP

HONIGMAN LLP

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506